Exhibit 99.1

NEWS RELEASE	Investor Contact:	Media Contact:
For Immediate Release July 20, 2016	Michael Neese Vice President, Investor Relations 804.287-8126 michael.neese@pfgc.com	Joe Vagi Manager, Corporate Communications 804.839.4995 joe.vagi@pfgc.com

Performance Food Group Company Appoints

Meredith Adler to Board of Directors

RICHMOND, Va.—Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced that it has appointed Meredith Adler as an independent director to serve on its Board of Directors effective as of September 20, 2016.

Ms. Adler served as a Managing Director and Senior Equity Analyst at Barclays Capital, and at Lehman Brothers prior to its acquisition by Barclays, from 1996 until her retirement in July 2016. At Barclays, Ms. Adler followed a wide range of consumer-oriented companies, including foodservice distributors, food and drug retailers, discounters, and healthy-living retailers.

“Meredith’s deep knowledge of the foodservice industry and significant experience in financial matters will add a valuable perspective to our Board of Directors,” said Douglas M. Steenland, PFG’s Chairman of the Board. “We are excited to welcome Meredith to the Board and look forward to working closely with her.”

Ms. Adler earned a bachelor’s degree from Boston University and holds an MBA degree from New York University’s Stern School of Business.

About Performance Food Group Company

Through its family of leading foodservice distributors—Performance Foodservice, Vistar and PFG Customized—Performance Food Group Company (PFG) markets and distributes approximately 150,000 food and food-related products from 69 distribution centers to over 150,000 customer locations across the United States. PFG’s 13,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the company’s broad customer base. For more information, visit www.pfgc.com.

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